Exhibit (10)(hhhh)

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Annual Retainer	$48,600	[1]

Equity Compensation[2]	$55,400	[3] in RSUs

Fee for Attendance at Board and Committee Meetings	$2,000	[4]

Audit Committee Chair – Annual Retainer	$25,000	[1]

Compensation Committee Chair – Annual Retainer	$10,000	[1]

Governance Committee Chair – Annual Retainer	$10,000	[1]

Lead Director – Annual Retainer	$10,000	[1]

[1]	Paid in cash at the final Board of Directors meeting in calendar year 2009. Paid pro rata for retiring directors at time of retirement.
[2]

On February 28, 2007, the Board of Directors established stock ownership guidelines pursuant to which Directors are expected to own stock with a value equal to five times their annual retainer (or $243,000). Directors have until February 28, 2012, to meet the guideline. Restricted stock and restricted stock units are included for the purpose of meeting the guideline and unexercised stock options are not included.

[3]

Vesting over three years, accelerating on retirement, and priced on the second business day following the filing of the Company’s 10-K. Not paid to directors retiring before grant date. Grant evidenced by current form of notice and award agreement.

[4]	Paid in cash in connection with each meeting.